Exhibit 99.1

MINUTES OF A SPECIAL MEETING OF THE BOARD OF DIRECTORS OF

SHENG YING ENTERTAINMENT CORP.

A Special Meeting of the Board of Directors of Sheng Ying Entertainment Corp., a Nevada corporation, was held on the 2nd day of January, 2018, for the purpose of considering a proposal to increase the Company’s total authorized capital, and transacting any other business as may properly come before the meeting.

Steven Raack, the Chairman of the Board, called the meeting to order, presided over the meeting Tom Raack participated and recorded the minutes of the meeting. Director Markus Frick also participated.

The reading, correcting and approval of the minutes of the last meeting was waived by the Directors.

Director Thomas Raack then made a Motion to recommend to the Company’s shareholders an increase of the Company’s authorized capital stock from 50,000,000 to 100,000,000. After a discussion of various issues related to the Motion, the Motion was unanimously passed, and it was,

RESOLVED That the Company recommend to the shareholders for approval an amendment to the Articles of Incorporation, such that Article 3. “Authorized Stock” be amended to read as follows:

The amount of the total authorized capital stock of the corporation shall be One Hundred Thousand Dollars ($100,000), consisting of Ninety-Five Million (95,000,000) shares of Common Stock, par value $0.001 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share. The sale and issuance of, and the consideration for the Common Stock and the Preferred Stock shall be on terms and conditions established by and in the sole discretion of the Board of Directors. The Board of Directors shall have sole and full discretion to set the rights and preferences of the Preferred Stock.

FURTHER RESOLVED that, the officers and the Company’s corporate and securities counsel work together and take any and all actions, and execute any and all documents deemed necessary and appropriate, to effect the Resolution adopted herein, including coordinating the protocols for approval of the name change by shareholders, consistent with Nevada corporate law (NRS Ch. 78), together with actions to file and notify regulatory authorities of this action, and otherwise comply with all applicable laws, rules and regulations. The amendment will not be effective unless approved by a majority vote of the Company’s shareholders.

There being no further business to come before the meeting, and upon motion duly made and seconded, the meeting was adjourned.

/s/ Thomas Raack Thomas Raack, Chairman of the Board